EXHIBIT 3.3

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
ACROPOLIS INFRASTRUCTURE ACQUISITION CORP.

Pursuant to Section 242 of the
Delaware General Corporation Law

Acropolis Infrastructure Acquisition Corp. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY THAT:

1.              Article IX of the certificate of incorporation of the Corporation as heretofore in effect is hereby amended by:

(a)	amending Section 9.2(a) thereof by deleting the following words that are set forth therein:

“; provided, however, that the Corporation shall not redeem or repurchase Offering Shares to the extent that such redemption would result in the Corporation’s failure to have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of at least $5,000,001 either immediately prior to or upon the consummation of the initial Business Combination, or any greater net tangible assets or cash requirement which may be contained in the agreement relating to the initial Business Combination (such limitation hereinafter called the “Redemption Limitation”)”;

(b)	amending Section 9.2(b) thereof by deleting the following words that are set forth therein:

“pursuant to Regulation 14A under the Exchange Act”

and replacing them with the words:

“pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)”

(c)	amending Section 9.2(e) thereof by deleting the following words that are set forth therein:

“(i)” and “and (ii) the Redemption Limitation is not exceeded”

(d)	deleting Section 9.2(f) thereof in its entirety; and
(e)	amending Section 9.7 thereof by deleting the last sentence thereof.

2.              The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this 23rd day of June, 2023.

ACROPOLIS INFRASTRUCTURE ACQUISITION CORP.

By:	/s/ James Crossen
	Name:	James Crossen
	Title:	Chief Financial Officer